NEWS RELEASE

Contact: John Kraus
Director, Investor Relations
Phone: 419-891-6544
E-mail: investor_relations@andersonsinc.com

The Andersons, Inc. Completes Acquisition of Lansing Trade Group, LLC;
Announces Inducement Grants Under NASDAQ Listing Rule 5635

MAUMEE, OHIO, January 2, 2019 - The Andersons, Inc. (Nasdaq: ANDE) announced today that it has successfully completed its acquisition of Lansing Trade Group, LLC (Lansing). The company previously owned approximately 32.5% of Lansing, and paid cash and stock valued at approximately $324 million for the remaining equity. This transaction was originally announced on October 15, 2018, and closed effective January 1, 2019.

“With the completion of this acquisition, we have significantly bolstered our position in the domestic agricultural marketplace,” said Pat Bowe, President and CEO of The Andersons. “We are confident that acquiring these assets, and especially hundreds of very talented people, will allow us to compete more successfully, provide greater value to more customers across an expanded platform, and grow more profitably. We welcome the employees of Lansing Trade Group to The Andersons and look forward to completing a seamless integration process,” Bowe continued.
The company paid $201 million in cash, which included an initial working capital adjustment of $33 million, and issued 4.1 million unregistered shares valued at approximately $123 million. In addition, it issued approximately 280 thousand unregistered shares and may issue up to approximately 370 thousand additional unregistered shares to replace existing unvested incentive compensation and fund employee retention payments. The aggregate shares issued, and to be issued, represent about 14% of revised total outstanding shares on a fully diluted basis.
The transaction also results in the consolidation of Thompsons Limited of Ontario, Canada and related entities, which Lansing and the company have jointly owned. Additionally, the company assumed approximately $160 million of Lansing and Thompsons long-term debt.
The company expects the transaction to be accretive to EPS within the first full year after closing and to achieve annual run rate cost synergies of at least $10 million by year-end 2020.
In conjunction with closing, The Andersons entered into a three-year employment agreement with Lansing’s former president and CEO Bill Krueger. It will shortly enter into a new $1.65 billion short- and long-term financing arrangement led by U.S. Bank that will replace the former separate Andersons and Lansing financing arrangements.

Most of Lansing’s business operations will be merged with the business of The Andersons Grain Group, forming a business division to be known as The Andersons Trade Group. The combined operation is being jointly led by Corey Jorgenson, as President, Assets and Originations, and Krueger, as President, Commodities and Merchandising..
Inducement Grants Under NASDAQ Listing Rule 5635
The company also announced today that effective January 1, 2019, the Compensation Committee of the company’s Board of Directors granted restricted stock awards representing an aggregate of up to 650 thousand shares of its common stock to 75 new employees under The Andersons, Inc. Lansing Acquisition 2018 Inducement and Retention Plan (the Inducement and Retention Plan) in connection with the acquisition. As noted above, approximately 280 thousand awards were granted at the time of closing and as many as approximately 370 thousand awards will be granted as soon as practicable thereafter.
The Inducement and Retention Plan is to be used exclusively for the grant of equity awards to individuals who were not previously an employee or non-employee director of the company (or following a bona fide period of non-employment), as an inducement material to each such individual entering into employment with the company and to replace existing Lansing Trade Group equity awards, pursuant to Rule 5635(c)(3) and (c)(4) of the NASDAQ Listing Rules.
The awards will be issued in multiple grants, and will generally vest and become exercisable over a three year period in one-third increments. The awards granted at closing have vesting dates of June 30, 2019, April 1, 2020 and April 1, 2021; the remaining grants will have vesting dates of January 1, 2020, January 1, 2021 and January 1, 2022. All awards are subject to each such employee’s continued employment with the company on such vesting dates. The awards are subject to the terms and conditions of the Inducement and Retention Plan, and the terms and conditions of an award agreement covering each grant.

About The Andersons, Inc.
Founded in Maumee, Ohio, in 1947, The Andersons is a diversified company rooted in agriculture, conducting business across North America in the grain, ethanol, plant nutrient and rail sectors. Through its Statement of Principles, The Andersons strives to provide extraordinary service to its customers, help its employees improve, support its communities and increase the value of the company. For additional information, please visit www.andersonsinc.com.

This release contains forward-looking statements. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the company's ability to control. These risks and uncertainties are described under the caption "Risk Factors" in the company's 2017 Annual Report on Form 10-K filed by the company with the Securities and Exchange Commission that may be accessed on the company's website. The company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.